Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Donna Lee
636-728-3189
THERMADYNE HOLDINGS CORPORATION ANNOUNCES
Second-Quarter and Six Months Results for Calendar Year 2007
ST. LOUIS, MO – August 7, 2007 – Thermadyne Holdings Corporation (OTCBB: THMD) today reported results for the three months and six months ended June 30.
HIGHLIGHTS

	2007	2006	Change
Net Sales
Three months	$128.4	$114.3	12.3%
Six months	$245.6	$226.2	8.6%

Gross Margin
Three months	$38.3	$32.1	19.3%
	29.8%	28.1%	+170 bps
Six months	$76.4	$64.2	19.0%
	31.1%	28.4%	+270 bps

Net Income from Continuing Operations
Three months	$1.7	($6.5)
Six months	$2.9	($7.2)

Net Income
Three months	$1.6	($5.3)
Six months	$3.1	($6.7)

Net Income (Loss) Per Share
Three Months	$0.12	($0.40)

Six Months	$0.23	($0.50)

Sales, Gross Margin and SG&A Costs
Net sales in the 2007 second quarter rose to $128.4 million, an increase of 12.3% from the same quarter of 2006. Net sales for the first six months of 2007 increased to $245.6 million, 8.6% greater than the comparable period of 2006.
“Year-to-year sales growth in the second quarter was driven by the Asia Pacific and Middle Eastern regions where strong markets, the results of our brand and product strategies, enhanced sales and marketing efforts and the weaker U.S. dollar combined to produce a 20% sales gain in the period,” said Paul D. Melnuk, Chairman and Chief Executive Officer. “U.S. markets remained soft in the second quarter with mid-single digit growth over last year’s second quarter,” he added.
“Gross profit in the second quarter of 2007 increased to $38.3 million, or 29.8% of net sales, as compared to $32.1 million, or 28.1% of net sales, in the prior-year second-quarter period. Gross profit through June 2007 increased to $76.4 million, or 31.1% of net sales, as compared to $64.2 million, or 28.4% of net sales, in the prior-year comparable period.
“In the second-quarter our gross profit margin percentage improved 170 basis points over the prior year. We achieved this improvement despite continuing material price inflation due to the favorable impact of the cost savings initiatives from our ‘TCP’ program as well as the benefits from improved pricing management made possible with the achievement of targeted customer service levels and our brand strategy. We began to show improvement in our gross margin in the third quarter of last year and we are encouraged by our ongoing progress,” commented Mr. Melnuk.
“Our business plan has focused on sales growth while simultaneously expanding profit margins in the face of substantial increases in commodity material costs. Enhanced customer service levels, a brand and product strategy, improving pricing management and a company-wide program to reduce our cost structure have more than offset the $12.0 million inflationary increases we experienced in the first half of the year,” Melnuk added.
Selling, general and administrative costs of $26.7 million in the second quarter of 2007 were 20.8% of net sales. The second quarter 2007 expenses are $2.7 million less than the 2006 second quarter which included $3.3 million of incremental accounting related costs and bondholder consent fees associated with the Company’s delayed financial statement filings in 2006. Selling, general and administrative costs of $53.0 million for the six months ended June 2007 were 21.6% of net sales and $0.6 million less than 2006 which included $4.0 million of incremental accounting related costs and bondholder consent fees associated with the Company’s delayed financial statement filings in 2006.
Other Income and Expense Items
Interest costs of $7.3 million increased $1.0 million over second quarter 2006 and were $14.3 million for the six months ended June 2007, increasing $1.9 million over the prior year’s first six months. These increases result primarily from the 1.25% Special Interest Adjustment applicable in 2007 to the Company’s $175 million Senior Subordinated Notes. In addition, $20 million of Second Lien Facility borrowings during the third quarter 2006 replaced Working Capital Facility borrowings also increasing the 2007 interest costs as compared to the same period of 2006.
The second quarter of 2007 reflects an income tax provision of $1.3 million, an effective rate of 43.8%. In 2006, despite the net loss in that period, the Company recognized an income tax provision of $1.3 million in the second quarter consisting of taxes payable in various foreign locations. For the first six months of 2007, the income tax provision was $3.6 million, an effective rate of 55.3%. Approximately 80% of the $3.6 million tax provision is for foreign taxes, which are currently payable. The portion of the income tax provision that is not currently payable relates to the use of net operating loss carryovers and the deferred payment of additional U. S. income taxes associated with earnings in foreign countries.
Net Income (Loss)
For the 2007 second quarter, net income from continuing operations was $1.7 million with net income of $1.6 million, after $0.1 million of net loss from discontinuing operations. In comparison, the second quarter of 2006 figure was a net loss of $5.3 million, including net income of $1.2 million from discontinued operations during that period. Net income from continuing operations was $2.9 million for the six months ending June 30, 2007 with net income of $3.0 million including $0.1 million of income from discontinued operations. In comparison, the first six months of 2006 reflected a net loss from continuing operations of $7.2 million and a net loss of $6.7 million including income of $0.5 million from discontinued operations.
Operating EBITDA, As Adjusted, From Continuing Operations
In the second quarter of 2007, Operating EBITDA, as adjusted, from continuing operations was $14.9 million, or 11.6% of net sales, compared to $10.3 million, or 9.0% of net sales in the second quarter of 2006. Operating EBITDA, as adjusted, was $15.1 million including the discontinued operations for the second quarter of 2007, versus $12.0 million for the second quarter of 2006. Operating EBITDA, as adjusted, from continuing operations was $29.9 million, or 12.2% of net sales, for the six months ending June 30, 2007 and $30.7 million including discontinued operations. For the first six months of 2006, Operating EBITDA, as adjusted, from continuing operations was $23.2 million, or 10.3% of net sales, and $25.5 million including discontinued operations.
Divestitures & Discontinued Operations
In May 2007, the Company completed the sale of its remaining South African operations. The sales proceeds were approximately $13.8 million. The proceeds from the sale were used to reduce the Second Lien Facility.
As announced in December 2006, the Company is in the process of selling its manufacturing operations in Brazil and expects to complete the disposition no later than September 2007. Operational results of the Brazilian and South African businesses are shown as discontinued operations in the Company’s 2007 financial statements.
On August 7, 2007, the Company reported it had a material weakness in its internal control over financial reporting as of December 31, 2006 with respect to the accounting for discontinued operations and a $0.3 million gain was included in discontinued operations during the three months ended June 30, 2007 as a correction of previously recorded amounts. The Company also reported on August 7, 2007 that the material weakness has been remediated as of June 30, 2007.

Outlook for 2007
“In addition to continuing our tradition of providing high-quality products, we are showing good progress in delivering an improved selection of competitively priced products and quick-response service to meet the needs of our customers. By broadening our product lines in markets outside the United States and strengthening our international sales capabilities, we have further stimulated our international activity. We see continued strong growth in these markets for the remainder of the year. In addition, we anticipate that our new welding products line will provide incremental growth in both the U.S. and international markets. We believe our U.S. sales pace will continue at the slower mid–single digit pace that we have experienced so far this year,” Mr. Melnuk observed.
Working Capital and Liquidity
“Our inventory and receivables management initiatives continue to show an impact with further improvement in the working capital efficiency in the second quarter of 2007. It is particularly noteworthy that our inventory turnover ratio improved to 3.61 versus the 3.10 shown at December 31, 2006 despite the conscious build in welding equipment inventory to support the launch,” Mr. Melnuk stated.
On June 29, 2007, the Company amended its senior secured credit and second lien facilities increasing the amounts available to the Company under the senior facility to $100 million from $70 million, reducing the interest rate structure on both facilities and extending the maturities on both. The Company also repaid $14 million of the second lien facility reducing it to $36 million as of June 30, 2007.
As of June 30, 2007, the Company had combined cash and availability under its revolver of $45 million in comparison with $35 million at December 31, 2006.
Use of Non-GAAP Measures
Our discussions of operations include reference to “Operating EBITDA, as adjusted.” While a non-GAAP measure, management believes this measure enhances the reader’s understanding of underlying and continuing operating results in the periods presented. The Company defines “Operating EBITDA” as earnings before interest, taxes, depreciation, amortization, LIFO adjustments, stock-based compensation expense, minority interest, the nonrecurring items of severance accruals, restructuring costs and post retirement benefit expense in excess of cash payments. The presentation of “Operating EBITDA, as adjusted” facilitates the reader’s ability to compare current period results to other periods by isolating certain unusual items of income or expense, such as those detailed in an attached schedule. Operating EBITDA, as adjusted, for certain unusual items is reflective of management measurements which focus on operating spending levels and efficiencies and less on the non-cash and unusual items believed to be nonrecurring. Additionally, non-GAAP measures such as Operating EBITDA and Operating EBITDA, as adjusted, are commonly used to value the business by investors and lenders.

A schedule is attached which reconciles Net Loss from Continuing Operations as shown in the Consolidated Statements of Operations to Operating EBITDA and Operating EBITDA, as adjusted.
Non-GAAP measurements such as “Operating EBITDA” and “Operating EBITDA, as adjusted” are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. Use of Operating EBITDA and Operating EBITDA, as adjusted, has material limitations, and therefore management provides reconciliation for the reader of Operating EBITDA and Operating EBITDA, as adjusted, to Net Loss from Continuing Operations.
The financial statement information presented in accordance with generally accepted accounting principles (GAAP) and the non-GAAP measure have not been reviewed by an independent registered public accounting firm.
Conference Call
Thermadyne will hold a teleconference on August 8, 2007 at 11:00 a.m. Eastern.
To participate via telephone, please dial:
•	U.S. and Canada: 888-200-8867 (Conference ID 9086662)
Those wishing to participate are asked to dial in ten minutes before the conference begins. For those unable to participate in the live conference call, a recording of the conference will be available from August 8, 2007 at 2:00 p.m. Eastern until August 16, 2007 at 11:30 p.m. Eastern by dialing (877) 519-4471. Enter conference ID 9086662 to listen to the recording.
About Thermadyne
Thermadyne, headquartered in St. Louis, Missouri, is a leading global manufacturer and marketer of cutting and welding products and accessories under a variety of leading premium brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, TurboTorch®, Firepower® and Cigweld®. Its common shares trade on the OTCBB under the symbol THMD. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.
Cautionary Statement Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time.

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands, except share data)
UNAUDITED
Schedule 1
Condensed Consolidated Statements of Operations

	Three Months Ended June 30,				Six Months Ended June 30,
	2007	% of Sales	2006	% of Sales	2007	% of Sales	2006	% of Sales
Net sales	$128,434	100.0%	$114,319	100.0%	$245,649	100.0%	$226,219	100.0%
Cost of goods sold	90,138	70.2%	82,217	71.9%	169,269	68.9%	162,020	71.6%

Gross margin	38,296	29.8%	32,102	28.1%	76,380	31.1%	64,199	28.4%
Selling, general and administrative expenses	26,739	20.8%	29,396	25.7%	53,022	21.6%	53,599	23.7%
Amortization of intangibles	726	0.6%	723	0.6%	1,452	0.6%	1,444	0.6%
Net periodic postretirement benefits	138	0.1%	528	0.5%	276	0.1%	1,056	0.5%

Operating income	10,693	8.3%	1,455	1.3%	21,630	8.8%	8,100	3.6%
Other expenses:
Interest	(7,269)	(5.7)%	(6,316)	(5.5)%	(14,331)	(5.8)%	(12,461)	(5.5)%
Amortization of deferred financing costs	(353)	(0.3)%	(332)	(0.3)%	(706)	(0.3)%	(664)	(0.3)%
Minority interest	(31)	(0.0)%	(14)	(0.0)%	(53)	(0.0)%	(75)	(0.0)%

Income from continuing operations before income tax provision and discontinued operations	3,040	2.4%	(5,207)	(4.6)%	6,540	2.7%	(5,100)	(2.3)%
Income tax provision	1,333	1.0%	1,284	1.1%	3,616	1.5%	2,101	0.9%

Net income (loss) from continuing operations	1,707	1.3%	(6,491)	(5.7)%	2,924	1.2%	(7,201)	(3.2)%
Income (loss) from discontinued operations, net of tax	(59)	—	1,200	1.0%	128	4.2%	532	0.2%

Net income (loss)	$1,648	1.3%	$(5,291)	(4.6)%	$3,052	1.2%	$(6,669)	(2.9)%

Basic net income (loss) per share :
Continuing operations	$0.13		$(0.49)		$0.22		$(0.54)
Discontinued operations	(0.01)		0.09		0.01		0.04

Net income (loss)	$0.12		$(0.40)		$0.23		$(0.50)

Diluted net income (loss) per share :
Continuing operations	$0.13		$(0.49)		$0.22		$(0.54)
Discontinued operations	(0.01)		0.09		0.01		0.04

Net income (loss)	$0.12		$(0.40)		$0.23		$(0.50)

The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
UNAUDITED
Schedule 2
Condensed Consolidated Cash Flow Data

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Cash flows from continuing operations
Cash flows from operating activities:
Net income loss	$1,648	$(5,291)	$3,052	$(6,669)
Adjustments to reconcile net loss to net cash used in operating activities:
(Income) loss from discontinued operations	59	(1,200)	(128)	(532)
Minority Interest	31	14	53	75
Depreciation and amortization	3,293	4,233	6,592	8,904
Deferred income taxes	(612)	(888)	627	(1,159)
Changes in operating assets and liabilities	13,277	7,077	(12,952)	(15,317)
Other, net	(859)	1,403	(1,035)	1,689

Net cash provided by (used in) operating activities	16,837	5,348	(3,791)	(13,009)

Cash flows from investing activities:
Capital expenditures	(3,212)	(1,223)	(4,519)	(2,240)
Proceeds from sales of assets	13,783	7,540	13,783	16,455
Minority interests and joint venture investments	—	—	—	(3,954)
Other, net	(343)	—	(427)	—

Net cash provided by investing activities	10,228	6,317	8,837	10,261

Cash flows from financing activities:
Net borrowings (repayments) under revolving credit facility	(8,626)	(9,538)	7,797	(4,139)
Net repayments under other credit facilities	(14,445)	(181)	(14,533)	(755)
Advances from (to) discontinued operations	(668)	750	(938)	2,619
Other, net	599	145	934	318

Net cash used in financing activities	(23,140)	(8,824)	(6,740)	(1,957)

Effect of exchange rate changes on cash and cash equivalents	306	(601)	445	377

Net cash provided by (used in) continuing operations	$4,231	$2,240	$(1,249)	$(4,328)

Cash flows from discontinued operations
Net cash provided by (used in) operating activities	$(1,010)	$1,455	$(99)	$2,404
Net cash used in investing activities	(781)	(915)	(871)	(1,124)
Net cash provided by (used in) financing activities	1,377	(825)	1,148	(2,571)
Effect of exchange rates on cash and cash equivalents	(5)	(218)	(9)	(302)

Net cash provided by (used in) discontinued operation	$(419)	$(503)	$169	$(1,593)

Total increase (decrease) in cash and cash equivalents	$3,812	$1,737	$(1,080)	$(5,921)
Total cash and cash equivalents beginning of period (including cash of discontinued operations)	6,418	7,904	11,310	15,562

Total cash and cash equivalents end of period (including cash of discontinued operations)	$10,230	$9,641	$10,230	$9,641

The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
Schedule 3

	June 30,	December 31,
	2007	2006
	UNAUDITED
ASSETS

Cash and cash equivalents	$10,061	$11,310
Accounts receivable, net	91,477	79,249
Inventories	99,977	98,364
Prepaid expenses and other	6,565	6,425
Deferred tax assets	1,104	1,104
Assets held for sale	4,899	16,493

Total current assets	214,083	212,945
Property, plant and equipment, net	44,217	43,334
Goodwill	185,452	189,282
Intangibles, net	64,565	65,931
Other assets	6,237	6,633

Total assets	$514,554	$518,125

LIABILITIES AND SHAREHOLDERS’ EQUITY

Working capital facility	$25,403	$17,606
Current maturities of long-term obligations	3,010	1,378
Accounts payable	34,628	32,298
Accrued and other liabilities	27,897	34,519
Accrued interest	8,492	8,252
Income taxes payable	3,941	1,248
Liabilities applicable to assets held for sale	7,708	11,279

Total current liabilities	111,079	106,580
Long-term obligations, less current maturities	220,964	238,012
Deferred tax liabilities	46,602	46,456
Other long-term liabilities	24,444	23,266
Minority interest	358	307
Total shareholders’ equity	111,107	103,504

Total liabilities and shareholders’ equity	$514,554	$518,125

	June 30,	December 31,
Long-term Obligations	2007	2006
Working Capital Facility	$25,403	$17,606
Second-Lien Facility	36,000	50,000
Senior Subordinated Notes, due February 1, 2014, 9 1/4% interest payable semiannually on February 1 and August 1	175,000	175,000
Capital leases and other	12,974	14,390

	249,377	256,996
Current maturities and working capital facility	(28,413)	(18,984)

	$220,964	$238,012

The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
UNAUDITED
Schedule 4
Working Capital Efficiency Information

	2007		2006
	June 30,	March 31,	December 31,	September 30,	June 30,
Accounts receivable, net	$91,477	$85,108	$79,249	$84,264	$79,794
Inventories	99,977	102,357	98,364	99,844	103,493
Accounts payable	(34,628)	(29,973)	(32,298)	(31,888)	(33,279)

	$156,826	$157,492	$145,315	$152,220	$150,008

% Annualized Sales	30.5%	33.6%	32.6%	33.5%	32.8%

DSO	64.1	65.3	64.0	66.7	62.8
Inventory Turns	3.61	3.09	3.10	3.21	3.18
DPO	34.6	34.1	37.0	35.8	36.4
Calculation Notes
% Annualized Sales = Net amount compared to annualized quarterly sales
DSO = Accounts receivable compared to related quarterly sales divided by 90
Inventory Turns = Quarterly cost of sales annualized divided by inventory
DPO = Accounts payable compared to related quarterly cost of sales divided by 90
The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In millions)
UNAUDITED
Schedule 5
Reconciliations of Net Loss from continuing operations to Operating EBITDA (1) and Operating EBITDA, as adjusted

	Three Months Ended June 30,
	2007	2006
Net income (loss) from continuing operations	$1.7	$(6.5)
Plus:
Depreciation and amortization including deferred financing fees	3.3	4.1
Interest expense	7.3	6.3
Net periodic postretirement benefits in excess of cash payments	0.1	0.3
LIFO	0.8	0.5
Minority interest	—	—
Severance accrual	—	0.6
Stock compensation expense	0.4	0.3
Provision for income taxes	1.3	1.4

Operating EBITDA from continuing operations (1)	$14.9	$7.0
Incremental audit and accounting expenses related to delayed and restated financial statements	—	1.7
Fees and expenses for May 2006 consent solicitation of Senior Subordinated Bondholders	—	1.4
Expenses incurred in evaluating strategic alternative of selected non-core operations	—	0.2

Operating EBITDA, as adjusted, from continuing operations (1)	14.9	10.3
EBITDA from discontinued operations	0.2	1.7

Operating EBITDA, as adjusted (1)	$15.1	$12.0

	Six Months Ended June 30,
	2007	2006
Net income (loss) from continuing operations	$2.9	$(7.2)
Plus:
Depreciation and amortization including deferred financing fees	6.6	8.8
Interest expense	14.3	12.5
Net periodic postretirement benefits in excess of cash payments	0.1	0.6
LIFO	1.5	1.3
Minority interest	0.1	0.1
Severance accrual	0.1	0.6
Stock compensation expense	0.7	0.4
Provision for income taxes	3.6	2.1

Operating EBITDA (1)	$29.9	$19.2
Incremental audit and accounting expenses related to delayed and restated financial statements	—	1.9
Fees and expenses for May 2006 consent solicitation of Senior Subordinated Bondholders	—	1.4
Expenses incurred in evaluating strategic alternative of selected non-core operations	—	0.7

Operating EBITDA, as adjusted, from continuing operations (1)	29.9	23.2
EBITDA from discontinued operations	0.8	2.3

Operating EBITDA, as adjusted (1)	$30.7	$25.5

(1)	A Non-GAAP measure
The financial statement presentations reflect the reclassification of the Company’s discontinued operations